Exhibit 10.22

EXECUTION VERSION

30 JANUARY	2019

LOAN AGREEMENT

between

NEAR PTE. LTD

and

HARBERT EUROPEAN SPECIALTY LENDING COMPANY II, S.À R.L.

i

This Agreement is dated	30 January 2019

BETWEEN

(1)	NEAR PTE. LTD incorporated and registered in Singapore with company registration no. 201205693G whose registered office is at 160 Robinson Road #20-03 Singapore 068914 (the “Borrower”); and

(2)	HARBERT EUROPEAN SPECIALTY LENDING COMPANY II, S.À R.L., incorporated as a Société à responsabilité limitée, with registered number B213757 and its registered address at 5, Rue Guillaume Kroll, L-1882 Luxembourg (the “Lender”).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, unless the context requires otherwise:

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore;

“Advance” means a Facility A Advance or a Facility B Advance, as the context requires;

“assets” includes present and future properties, revenues and rights of any description;

“Availability Period” means:

(a)	in relation to the Facility A Advance, the period from and including the date of this Agreement to and including the date falling five days after the date of this Agreement; and

(b)	in relation to each Facility B Advance, the period from and including the date of this Agreement to and including 31 December 2019;

“Business Day” means a day, except a Saturday or Sunday, on which banks are generally open for business in Luxembourg, the City of London and Singapore;

“Business Plan” means the business plan delivered to the Lender pursuant to Clause 5.1;

“Certificate” has the meaning ascribed to it in the Singapore law governed share warrant instrument to subscribe for shares in the Borrower to be granted by the Borrower to Harbert European Growth Capital Fund II, SCSp on or about the date hereof (the “Warrant Instrument”);

“Closing Date” means the date on which an Advance is made under Facility A;

“Convertible Loan” mean the $4,000,000 convertible loan agreement dated 20 June 2017 and made between Near Pte. Ltd. as Company and OurCrowd International Investment III, L.P. as Lender;

“Documents” means this Agreement, the Security Documents, the Subordination Document and any other document so designated by the Lender and the Borrower, but excluding the Warrant Instrument;

“Drawdown Date” means, in relation to any Advance, the date upon which that Advance is made, provided that this shall not occur prior to 14 February 2019, except as otherwise agreed by the Lender in writing;

“Drawdown Notice” means a notice in the form set out in Schedule 2;

“Event of Default” means any of those events or circumstances set out in Clause 13.1;

“Existing Facilities” means the $4,000,000 receivables credit and term facilities made available pursuant to an agreement dated 1 June 2018 (as amended, or amended or restated from time to time) in the form as at the date of this Agreement between, amongst others, Near Australia Pty Ltd as borrower and Partners for Growth V, L.P. as lender;

“Facility” means Facility A or Facility B;

“Facility A” means the cash advance facility made available under this Agreement as described in Clause 2.1(a);

“Facility A Advance” means an advance of Facility A made or to be made by the Lender to the Borrower under this Agreement, or as the context may require, the principal amount of any Advance from time to time outstanding;

“Facility A Amount” means €5,000,000;

“Facility B” means the working capital facility made available under this Agreement as described in Clause 2.1(b);

“Facility B Advance” means an advance of Facility B made or to be made by the Lender to the Borrower under this Agreement, or as the context may require, the principal amount of any Advance from time to time outstanding;

“Facility B Amount” means €3,000,000;

“Funds Flow Statement” means a funds flow statement describing sources and uses in the agreed form;

“Group” means the Borrower, its subsidiaries, any of its holding company and any subsidiary of such holding company from time to time but does not include Near Japan KK and Near Europe Limited (the “Excluded Entities” and each an “Excluded Entity”), provided that:

(a)	the Excluded Entities complete a solvent liquidation or winding-up by no later than the date falling 6 months following the date of this Agreement;

(b)	each Excluded Entity shall receive no more than €20,000 (or its equivalent in other currencies) from any member of the Group for the purpose of facilitating any solvent liquidation or winding-up referred to in (a) above; and

(c)	all residual cash entitlements of each Excluded Entity are distributed in cash to the Borrower immediately following the completion of any solvent liquidation or winding-up referred to in paragraph (a) above;

“Group Structure Chart” means the group structure chart in the agreed form;

“Indebtedness” means any obligation (present or future, actual or contingent, as principal or surety or otherwise) for the payment or repayment of money;

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature;

“Intellectual Property Rights” means:

(a)	any patents, source code, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist);

“Interest Only Period” means, in relation to Facility A only, the period commencing on the Drawdown Date and ending on the date 9 months thereafter;

“Interest Period” means a period commencing on and including a Repayment Date and ending on but excluding the next Repayment Date provided that the initial period in respect of any Advance shall commence on the Drawdown Date of such Advance and end on the next Repayment Date;

“Interest Rate” means, in the case of any Advance hereunder, the greater of (a) 12% per annum, and (b) the one year EURIBOR screen rate as quoted in the Wall Street Journal five Business Days prior to the Drawdown Date, plus 12% per annum;

“Investment” shall mean the purchase or acquisition of any capital stock, equity interest, or any other securities of, or any financial interest in, any person, or the extension of any financial advance, loan, extension of credit or capital contribution to, or any other financial investment in, any person otherwise than in connection with the merger and acquisition or other proposed activities of the Borrower set out in the Business Plan or any updated business plan delivered by the Borrower to the Lender following the date of this Agreement;

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act (Cap 163) of Singapore;

(c)	the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty (or its equivalent in any other applicable jurisdiction) may be void and defences of set-off or counterclaim; and

(d)	similar principles, rights and defences under the laws of any relevant jurisdiction;

“Loan” means the aggregate principal amount of each Facility A Advance and each Facility B Advance for the time being outstanding under this Agreement;

“Management Accounts” means the management accounts of the Group delivered pursuant to Clause 5.1;

“Material Adverse Effect” means an event or circumstance that has a material adverse effect on any one or more of:

(a)	the financial condition, business or assets of the Group taken as a whole;

(b)	the ability of the Borrower to comply with its payment obligations under any of the Documents; or

(c)	the validity or enforceability of the Documents or the rights or remedies of the Lender under the Documents and, if capable of remedy, is not remedied within 5 Business Days of the earlier of (i) the Borrower becoming aware of the relevant event or circumstance; and (ii) the giving of notice of the same by the Lender;

“Material Consents” means any approval, authorisation, consent, exemption, licence, permission or registration by, or from any governmental or regulatory or other authority or person necessary for (i) carrying on by it of its business and (ii) the execution, delivery and performance of this Agreement and the Documents and the use of each Facility;

“Permitted Disposal” means any sale, lease, licence, sub-licence, grant, transfer or other disposal which:

(a)	is a licence of any of its Intellectual Property Rights to a third party in the ordinary course of its business, provided that, in each case:

(i)	the ownership of the Intellectual Property Right subject to the licence remains with the Borrower at all times and does not create any ownership rights in respect of that Intellectual Property Right in favour of a third party licensee;

(ii)	the licence does not give a third party licensee the right to take any action (including, without limitation, litigation, arbitration and/or the exercise of enforcement rights) against third parties for infringement of any Intellectual Property Right if the infringement is connected to the licence;

(iii)	such licence does not impair, or could not reasonably be expected to impair, the creation, maintenance, perfection and/or any enforcement by the Lender of any Security Interest;

(iv)	the Borrower shall in be compliance with the terms of the Security Documents, and the granting of such licence shall not require any amendment, novation, variation or supplement to any Security Document; and

(v)	no Potential Event of Default has occurred and is continuing; or

(b)	is otherwise made with the prior written consent of the Lender;

“Permitted Indebtedness” means any Indebtedness of any member of the Group:

(a)	under this Agreement or any other Document;

(b)	under any finance lease, rental agreements or equivalent instruments;

(c)	incurred with the consent of the Lender;

(d)	existing as of the date of this Agreement, provided that no further advances (including, for the avoidance of doubt, any increase to the aggregate principal amount) shall be made available in respect of such indebtedness, save capitalised interest pursuant to the Convertible Loan in the form and substance in existence at the date of this Agreement;

(e)	to any other member of the Group;

(f)	arising from existing or future preference share liabilities, provided that in each case such liabilities are fully subordinated to the Facilities in form and substance satisfactory to the Lender;

(g)	on the corporate credit card of the Borrower from time to time, up to a value of $250,000 (or its equivalent in other currencies) at any time;

(h)	being trade credit of no more than 90 days and other unsecured non-interest bearing debt (including taxes, duties and costs) arising in the ordinary course of trading;

(i)	that is fully subordinated to the Facilities in form and substance satisfactory to the Lender; and

(j)	in respect of indebtedness specified in paragraphs (a) to (e) above, up to a maximum aggregate amount for the Group at any time outstanding of €8,000,000 (or its equivalent in other currencies);

“Permitted Investments” means:

(a)	deposits (excluding any rental deposits) and retentions made in the ordinary course of trading and up to a value of $150,000 (or its equivalent in other currencies) in aggregate at any time;

(b)	any Investment provided that the Borrower’s free cash balance shall not at any time reduce below $10,000,000 (or its equivalent in other currencies), in each case pro forma the making of the aggregate total amount contractually committed to be invested in any and all investments pursuant to this paragraph (b);

(c)	Investments held by any member of the Group as of the date of this Agreement and specified in Schedule 4, including any future investments in similar instruments up to a value of $500,000 (or its equivalent in other currencies) per investment;

(d)	deposits with commercial banks organized under the laws of Singapore;

(e)	Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of trading;

(f)	Investments consisting of deposit accounts of the Borrower in which the Lender has a perfected Security Interest;

(g)	the acquisition of shares or interests in or the incorporation of a company or other entity in accordance with Clause 12.1(s);

(h)	the acquisition of shares or interests in a company or other entity where the acquisition is financed by external funding fully subordinated to the Loan in form and substance satisfactory to the Lender; and

(i)	any Investment otherwise permitted by the terms of the Documents;

“Permitted Security Interest” means:

(a)	the Security Interests constituted by the Security Documents;

(b)	liens arising by operation of law and any Security Interests arising out of title retention provisions in a supplier’s standard conditions of sale in each case arising or entered into in the ordinary course of trading and not as a result of any default or omission on the part of the Borrower or any other member of the Group;

(c)	any Security Interest granted to a financing party over any equipment under any finance leases referred to in paragraph (b) of the definition of Permitted Indebtedness;

(d)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the netting of debit and credit balances, including any banker’s lien created by operation of law or custom; and

(e)	any Security Interest created with the prior written consent of the Lender;

“Potential Event of Default” means any event or circumstance specified in Clause 13.1 that would (with the expiry of a grace period, the giving of notice, the making of any determination under the Documents or any combination of the foregoing) be an Event of Default;

“Register” has the meaning ascribed to it in the Warrant Instrument;

“Repayment Date” means the last Business Day of each calendar month;

“Secured Liabilities” has the meaning given to that term in the Security Document entered into between the Borrower and the Lender on or about the date of this Agreement.

“Secured Property” means the whole or any part of the property, assets and undertaking from time to time mortgaged, charged, assigned or otherwise secured to the Lender under the Security Documents;

“Security Documents” means:

(a)	the Singapore law governed deed of debenture constituting the first fixed and floating charges over all of the assets of the Borrower to be granted by the Borrower to the Lender on or about the date hereof;

(b)	any other document designated as such by both or all the parties to it; and

(c)	each variation or amendment of or supplement to any document referred to above from time to time (and where the context permits includes any one or more of them);

“Security Interest” means any mortgage, charge (whether fixed, floating, legal or equitable), assignment by way of security, pledge, lien, contractual right of set-off, hypothecation or other security interest securing or preferring any obligation of any person or any other agreement or arrangement or trust arrangement having a similar effect or conferring rights of retention or set-off or other disposal rights over an asset and includes any agreement to create any of the foregoing;

“Security Period” has the meaning given to that term in the Security Document entered into between the Borrower and the Lender on or about the date of this Agreement.

“Specified Equity Investment” means not less than €10,000,000 (or its equivalent in other currencies) being received by the Borrower from a financial sponsor prior to 31 December 2019;

“Subordination Document” means the subordination agreement to be entered into on or about the date of this Agreement between Borrower, Lender and Ourcrowd International Investment III, L.P.;

“Tax Deduction” means a deduction of withholding for or on account of tax from a payment under this Agreement or any Document;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees, charges or withholdings of whatever nature and wherever levied, charged, or assessed, together with any interest on them and any fine, surcharge or penalties in respect of them and “Tax” shall be construed accordingly;

“Termination Date” means the date falling 45 months after the Drawdown Date in respect of the first Advance made under this Agreement;

“Total Facility Amount” means the aggregate of the Facility A Amount and the Facility B Amount, being €8,000,000 as at the date of this Agreement;

“Warrants” has the meaning ascribed to it in the Warrant Instrument; and

“Warrant Instrument” has the meaning given to that term in the definition of “Certificate”.

“Warrant Shares” has the meaning ascribed to it in the Warrant Instrument.

1.2	In this Agreement, unless otherwise expressly provided:

(a)	any reference to a time of day is to London time;

(b)	any reference to a person shall be construed as a reference to any individual, firm, company, body corporate, business trust, state or local government or any political subdivision thereof, state or state entity or any association (whether incorporated or unincorporated) or partnership (whether having separate legal personality) or any two or more of the foregoing;

(c)	any reference to a Clause or Schedule is a reference to a clause of or schedule to this Agreement;

(d)	any reference to any statutory provision shall include a reference to such provision as from time to time re-enacted, amended, extended or replaced;

(e)	any reference to a Document or Security Document or to any other document, agreement or instrument is a reference to that Document, Security Document, document, instrument or agreement as the same may have been, or may from time to time, be amended, extended, restated or supplemented; and

(f)	an Event of Default is “continuing” if it has not been remedied or waived in writing by the Lender;

1.3	Words importing the singular shall include the plural and vice versa and words denoting gender include every gender.

1.4	Clause headings are inserted for ease of reference only in this Agreement and shall not affect its interpretation.

2.	The Facilities

2.1	Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Borrower:

(a)	a cash advance facility in the maximum aggregate amount equal to the Facility A Amount; and

(b)	a working capital facility in the maximum aggregate amount equal to the Facility B Amount.

3.	Security

3.1	The Loan and all interest and other sums payable in respect of each Facility shall be secured by the Security Documents at all times.

3.2	The Borrower shall (and will procure that each member of the Group shall), as soon as is reasonably practicable following a request by the Lender and subject to the same being permitted under all applicable laws and any contracts or other binding requirements, do and execute any and all further acts, deeds, documents and things as may from time to time be required by the Lender (acting reasonably) to (a) secure the Borrower’s obligations to the Lender under any Document, or (b) perfect, facilitate the realisation of or enforce the Security Interests or guarantees created under each Security Document provided always that the terms and requirements of any such acts, deeds, documents and things shall be no more onerous than those set out in the Security Documents.

4.	Purpose

4.1	The Borrower shall use:

(a)	the Facility A Advance to refinance in full the Existing Facilities (including, for the avoidance of doubt, the payment of any fees and expenses which are due under the Documents and in amounts as agreed by the Lender) as described in the Funds Flow Statement; and

(b)	each Facility B Advance to finance the general corporate expenses and working capital requirements of the Group.

4.2	The Borrower shall not use any Advance in contravention of any applicable law or for any purpose except that permitted in Clause 4.1.

4.3	Failure by the Borrower to comply with this Clause 4 shall not prejudice the rights of the Lender who shall not be under any obligation to monitor or concern itself with the use or application by the Borrower of any Advance.

5.	Conditions

5.1	The obligations of the Lender under this Agreement are subject to the condition that the Lender shall have received the documents and evidence set out in Part A to Schedule 1 in form and substance satisfactory to it before the first Advance under this Agreement.

5.2	The obligation of the Lender to make each and every Advance is subject to the further conditions precedent that at the time of giving the relevant Drawdown Notice and on the relevant Drawdown Date:

(a)	each of the representations and warranties in Clause 11.1 remain true and correct in all material respects on each and as of each such time as if given by reference to the facts and circumstances existing at such time;

(b)	no Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Advance; and

(c)	there is no material, significant or unexpected adverse change in the business, results of operations, forecasts, condition (financial or otherwise), assets, liabilities or prospects of the Group since the date of the last audited or management produced financial statements or the funding of any previous Advance.

5.3	The conditions set out in this Clause 5 are inserted solely for the benefit of the Lender and may be waived in whole or in part without conditions by the Lender in relation to an Advance without prejudicing the right of the Lender to require fulfilment of such conditions in whole or in part in respect of any other Advance.

6.	Drawdown

6.1	Subject to the terms and conditions of this Agreement, the Borrower may draw Facility A provided that:

(a)	the Lender shall have received a duly completed and executed Drawdown Notice relating to a proposed Facility A Advance no later than 10am London time on the fifth Business Day before the proposed Drawdown Date of the Facility A Advance;

(b)	the proposed Drawdown Date is a Business Day within the Availability Period; and

(c)	the aggregate of all Facility A Advances shall not exceed the Facility A Amount.

6.2	Subject to the terms and conditions of this Agreement and subject to the monthly management accounts of the Borrower evidencing that its ratio of total debt-to-end of quarterly recurring revenue (multiplied by four) is not greater than 50% (“the QRR Condition”), the Borrower may draw Facility B provided that:

(a)	the Lender shall have received a duly completed and executed Drawdown Notice relating to a proposed Facility B Advance no later than 10am London time on the tenth Business Day before the proposed Drawdown Date of each Facility B Advance;

(b)	the proposed Drawdown Date is a Business Day within the Availability Period;

(c)	no Facility B Advance shall be for less than €1,000,000; and

(d)	the aggregate of all Facility B Advances shall not exceed the Facility B Amount.

6.3	The QRR Condition shall not apply in the event that the Borrower has received the Specified Equity Investment.

6.4	Each Drawdown Notice shall be irrevocable and the Borrower shall be obliged to borrow accordingly.

6.5	If the conditions set out in this Agreement have been met and subject to the terms of this Agreement, the Lender shall make the Advance to the Borrower by crediting such account of the Borrower as the Borrower shall specify in the relevant Drawdown Notice.

6.6	If any part of a Facility shall not have been drawn within the time periods specified in this Agreement the remaining Facility shall be automatically cancelled whereupon the Facility A Amount or the Facility B Amount, as applicable, shall be reduced accordingly.

7.	Repayment, Prepayment and Cancellation

7.1	During the Interest Only Period, the Borrower shall repay interest only that has accrued and is payable in accordance with Clause 8.2 on the Drawdown Date and then, following the expiry of the Interest Only Period, the Facility A Amount (together with interest that has accrued and is payable in accordance with Clause 8.2) shall be repaid in 36 equal monthly instalments commencing on the next Repayment Date following expiry of the Interest Only Period.

7.2	Each Facility B Advance shall be repaid in 36 equal monthly instalments commencing on the Drawdown Date of that Facility B Advance.

7.3	The Borrower shall in any event pay any and all amounts outstanding under this Agreement on the Termination Date.

7.4	The Borrower, on the giving of 5 Business Days’ prior written notice, may prepay on any Repayment Date any outstanding Advance (in whole but not in part) by paying an amount equal to (i) the outstanding principal amount of such Advance together with all accrued but unpaid interest on that Advance to the date of prepayment, (ii) an amount equal to the future interest payments that would have been due on that Advance under this Agreement if that Advance had been repaid in accordance with Clause 7.1 where such future interest payments are determined in accordance with the Interest Rate discounted by the prevailing 1-year EURIBOR screen rate on the date of prepayment (with such discount rate capped at 5% but if less than zero, that rate shall be deemed to be zero), and (iii) all unpaid fees, costs expenses and other amounts payable by the Borrower to the Lender under this Agreement. This same calculation shall apply in the event of the Loan becoming immediately due and payable pursuant to Clauses 7.8, 13.2 or 16.2.

7.5	Any amount payable pursuant to this Clause 7 shall be capped at 10% of the Loan outstanding at the time of the prepayment.

7.6	Any notice of prepayment given by the Borrower under this Agreement shall be irrevocable and the Borrower shall be bound to prepay the relevant amount(s) in accordance with such notice. Any amount repaid or prepaid may not be redrawn.

7.7	The Borrower must promptly notify the Lender as soon as it becomes aware of a change of control of the Borrower.

7.8	Except in the case of a Specified Equity Investment, after a change of control of the Borrower (whether or not notice under Clause 7.7 is given) the Lender may by notice to the Borrower cancel any undrawn part of this Facility and declare all Advances, together with accrued interest and all other amounts accrued under this Agreement or any Document, to be immediately due and payable. Any such notice will take effect in accordance with its terms.

7.9	In Clauses 7.7 and 7.8, “change of control” means any of the following events (whether in one or in a series of related transactions): listing on any stock exchange; merger, consolidation or reorganisation of a member of the Group; the sale of all or (in the reasonable opinion of the Lender) substantially all the assets of any member of the Group; the sale or issue of shares or securities of a member of the Group (whether by that member of the Group or by shareholders of that member of the Group) representing a majority of the voting power in that Group company; the exclusive licence of all or a material portion of any member of the Group’s Intellectual Property Rights to any other entity or person, other than a member of the Group.

8.	Interest

8.1	So long as any Advances are outstanding under each Facility, the Borrower shall pay to the Lender interest on those Advances, which shall accrue at the Interest Rate.

8.2	The Borrower shall pay interest that has accrued on each Advance in arrears in respect of each Interest Period to the Lender on the Drawdown Date and on each Repayment Date.

8.3	Interest shall be calculated on each Repayment Date by taking the Interest Rate, dividing by 12 and multiplying by the Loan at the start of each Interest Period.

8.4	Whist an Event of Default is continuing, interest will be calculated on the amount of the Loan at 4% above the rate effective immediately before the Event of Default. Any default interest, if not paid, shall be compounded monthly.

9.	Fees and Expenses

9.1	The Borrower shall pay to the Lender on the Closing Date an arrangement fee of €120,000 in cash being 1.5% of the Total Facility Amount as at the date of this Agreement.

9.2	The Borrower shall pay promptly, and in any event within 10 Business Days of demand and on a full indemnity basis to the Lender the amount of all costs and expenses (including but not limited to legal and out-of-pocket expenses) the Lender reasonably and properly incurs and provides reasonable evidence of, in connection with the preparation, negotiation, execution and delivery of the Documents and the registration and perfection of the Security Documents.

9.3	The Borrower shall pay promptly, and in any event within 10 Business Days of demand and on a full indemnity basis to the Lender all costs and expenses (including but not limited to legal and out-of pocket-expenses, and time spent by its management) that the Lender reasonably and properly incurs and provides reasonable evidence of in connection with any actual or proposed amendment, extension, waiver or consent under or in connection with this Agreement (including any matters related to a change of control or a prepayment of the Loan) and in contemplation of or otherwise in connection with the enforcement (or attempted enforcement), or preservation (or attempted preservation) of any rights under this Agreement and/or any other Document or otherwise in respect of any money from time to time owing under this Agreement.

9.4	The Borrower shall pay any stamp, documentary, registration, lodgement and other similar duties or taxes to which any of the Documents or any judgement given in connection with any Document may be subject or give rise and shall fully indemnify the Lender from and against any losses, costs, claims, expenses or liabilities which the Lender may incur as a result of any delay or omission by the Borrower to pay any such duties or taxes.

9.5	The amounts stated in the Agreement to be payable by the Borrower are exclusive of any Indirect Tax (if any) properly charged thereon which shall be payable in addition.

9.6	The Lender shall be entitled to effect payment (to the extent not already discharged) of all fees, expenses and other sums due and payable by the Borrower under this Clause 9 out of and by deduction from any Advance and the Borrower irrevocably authorises the Lender to do so.

10.	Payments

10.1	All payments to be made by the Borrower under this Agreement shall be made in full without set-off or counterclaim and, subject to Clause 15, free and clear of any deductions or withholdings in immediately available fully transferable cleared funds for value in Euros on their due date to the account notified by the Lender to the Borrower.

10.2	In the case of partial payment, the Lender may appropriate such payment towards the obligations of the Borrower under this Agreement as the Lender may decide. The Borrower waives any right to make an appropriation in respect of a partial payment. Any appropriation by the Lender shall apply to the exclusion of any actual or purported appropriation by the Borrower.

11.	Representations and Warranties

11.1	The Borrower represents and warrants to the Lender that:

(a)	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has full power and authority to carry on its business as it is now being conducted and to own its property and assets;

(b)	it has full power and authority to execute, deliver and perform its obligations under the Documents and to use the Facilities; all necessary action has been taken (and not revoked) and all necessary consents and authorisations obtained to authorise the execution, delivery and performance of the Documents, and the Documents constitute (subject to the Legal Reservations) the valid and legally binding obligations of the Borrower enforceable in accordance with the terms of the Documents;

(c)	each Security Document creates the Security Interests which that Security Document purports to create and those Security Interests are (subject to the Legal Reservations and the Lender carrying out all necessary filings and registrations with any necessary court or other authority) valid and effective;

(d)	the execution, delivery and performance of the Documents and the use of the Facilities do not and will not:

(i)	contravene any law, regulation, directive, or judicial or official order to which any member of the Group is subject;

(ii)	result in any breach of or default under any obligation, agreement, restriction, undertaking or instrument to which any member of the Group is a party or is subject or which it requires to carry on its business;

(iii)	contravene any provision of the Borrower’s constitutional documents;

(iv)	result in any limitation on the Borrower’s powers to borrow or incur Indebtedness being exceeded; or

(v)	result in the creation or imposition of or oblige the Borrower to create any Security on its undertaking or on any of its assets, rights or revenues other than as contemplated by the Documents,

in each case where the same would have a Material Adverse Effect;

(e)	its payment obligations under the Documents rank senior to the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law;

(f)	no litigation, arbitration or administrative proceeding and, without limitation, no dispute with any statutory or governmental authority is taking place, pending or, to its knowledge, threatened against any of member of the Group which, if adversely determined, would have a Material Adverse Effect;

(g)	no Event of Default or (on the date of this Agreement only) Potential Event of Default has occurred and is continuing;

(h)	no member of the Group is overdue in the payment of Taxes imposed upon it or its assets within the time period allowed; no member of the Group is materially overdue in the filing of any Tax returns and the Borrower is not aware of any claims that are being or are reasonably likely to be asserted against any member of the Group with respect to Taxes in each case save as notified to the Lender;

(i)	neither it nor any member of the Group has incurred Indebtedness other than Permitted Indebtedness;

(j)	it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its winding up, dissolution or re organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues or assets;

(k)	no member of the Group has created any Security Interest over the whole or any part of its present or future assets, undertaking, rights or revenues other than a Permitted Security Interest or is under any obligation to create any Security Interest other than a Permitted Security Interest and the Borrower is the legal or beneficial owner of the assets charged or assigned pursuant to the Security Documents;

(l)	the latest audited financial statements delivered to the Lender have been prepared in accordance with generally accepted accounting principles and practices in Singapore and give a true and fair view of the financial condition and results of operations of the relevant member of the Group at the date to which such financial statements have been prepared; and since that date there has been no material adverse change in the business, assets or operations of the Borrower or the Group taken as a whole;

(m)	the most recent management accounts of the Group have been prepared with due care and attention and in accordance with good accounting practice on a basis consistent with that of the Management Accounts, accurately reflect the financial position of the Group in all material respects as at their date and fully disclose all liabilities, actual or contingent, all encumbrances and financial commitments in existence at the date of the most recent management accounts;

(n)	all written information supplied to the Lender in contemplation of, in connection with, or pursuant to the Documents was true and accurate in all material respects as at its date and does not contain any materially misleading statement or omit to state a material fact and all forecasts, projections and written statements of intention and opinions provided to the Lender by any member of the Group were made honestly and in good faith on the date on which they were expressed to be made and the Borrower is not aware of any fact or circumstance, the omission of which would have made any such information, forecast, projection, statements of intention or opinion misleading in any material respect on the date on which they were expressed to be made;

(o)	no member of the Group has any subsidiaries other than as set out in Schedule 3 (save to the extent of subsidiaries disposed of or acquired in accordance with the terms of this Agreement) and where a member of the Group is indicated in Schedule 3 as the shareholder of a member of the Group, it is the sole and beneficial owner of all the issued share capital of that member of the Group free from any Security Interest other than a Permitted Security Interest, provided that the parties agree that Near Europe Limited and Near Japan KK shall not be treated as members of the Group or as subsidiaries for the purposes of the Documents;

(p)	all Material Consents have been obtained or effected and are in full force and effect;

(q)	the Group Structure Chart delivered to the Lender pursuant to paragraph 23 of Part A to Schedule 1 is true, complete and accurate in all material respects and shows (i) the Borrower and each member of the Group, including current name, jurisdiction of incorporation and company registration number; and (ii) all minority interests in the Borrower and each member of the Group; and

(r)	each member of the Group is the legal or beneficial owner of, or has valid leases or licences of, and all necessary authorisations and consents to use, its assets (including all Intellectual Property Rights and to the knowledge of each member of the Group, there is no material violation by any person of any right of such member of the Group with respect to such Intellectual Property Rights) which are necessary to carry on its business as presently conducted and the use of the assets does not infringe any third party rights in any material respect.

11.2	The representations and warranties in Clause 11.1 shall be deemed to be repeated by the Borrower on and as of the date of each Drawdown Notice, each Drawdown Date and each Repayment Date from the date of this Agreement until all moneys due and owing (actually or contingently) by the Borrower under the Documents have been repaid in full as if made with reference to the facts and circumstances existing at each such date, provided that the Borrower may qualify these representations and warranties when delivering a Drawdown Notice, if required and the Lender shall be entitled, in its sole discretion, to accept or reject the Drawdown Notice with due regard to such qualification. Any such qualification may subsequently be incorporated into the representations and warranties at the written request of the Borrower and to the extent accepted in writing by the Lender, in its sole discretion.

12.	Undertakings

12.1	General Undertakings

The Borrower undertakes to the Lender that from the date of this Agreement and so long as any monies or obligations, actual or contingent, are outstanding under any Document:

(a)	it shall deliver to the Lender copies of the Group’s audited consolidated accounts and the Borrower’s audited accounts no later than 120 days after the end of the financial period to which they relate which shall each be prepared to the standards set out in Clauses 11.1(l);

(b)	it shall deliver to the Lender promptly, and in any event within 30 days after the month to which they relate, copies of the latest management accounts of the Group containing financial information in no less detail than the Management Accounts;

(c)	save as required in order to comply with accounting principles, practices and standards generally accepted in Singapore or law, it will not change its accounting policies without the prior written consent of the Lender;

(d)	it will provide to the Lender such financial and other information concerning the business, assets and affairs of it and other members of the Group as the Lender may from time to time reasonably require, and on request and reasonable notice from the Lender will grant the Lender access to the Borrower’s management team for update meetings, such update meetings not to exceed 4 meetings in any 12 month period, provided that no such limitation shall apply if a Default has occurred and is continuing;

(e)	it shall deliver to the Lender copies of all its notices and other communications despatched to its shareholders generally (or any class thereof) or its creditors generally (or any class thereof) at the same time as it dispatches such notices to such shareholders or creditors, as the case may be;

(f)	it will as soon as practical deliver to the Lender copies of the minutes of all board meetings and shareholders’ meetings of the Borrower together with copies of documents presented to such meetings (redacted, if necessary, to remove any sensitive or confidential information where required by law or which would not materially affect the position of the Lender under the Documents) including without limitation any updates to the annual budget, and grant the Lender board observer status in accordance with Clause 24;

(g)	it will obtain, maintain in full force and effect and comply with all Material Consents;

(h)	it will not make or permit any substantial change in the nature or scope of its business or that of the Group, or suspend any substantial part of its operations which it conducts directly or indirectly, or commence any type of business substantially different from its or the Group’s business at the date of this Agreement;

(i)	it will insure its business and assets with such insurers and against such risks of the kinds customarily insured against by, and in amounts reasonably and commercially prudent for, companies carrying on similar businesses, and shall if required by the Lender, deposit with the Lender certificates of insurance and evidence of all premiums and other payments necessary for effecting and maintaining such insurance;

(j)	it will promptly inform the Lender upon becoming aware of any circumstance or occurrence which will adversely affect its ability to perform its obligations under any Document or of any Event of Default or Potential Event of Default, or, if required by the Lender (acting reasonably), shall confirm to the Lender that no such circumstance or occurrence has occurred;

(k)	it will promptly upon becoming aware that the same is threatened in writing or pending (but in any event immediately after the commencement thereof) give to the Lender notice in writing of any litigation, arbitration or administrative proceedings, claim or action or any dispute affecting the Borrower or any member of the Group or the assets secured to the Lender which, if adversely determined, would have a Material Adverse Effect;

(l)	it will not and will procure that no member of the Group will:

(i)	create, purport to create or permit to exist any Security Interest other than a Permitted Security Interest over all or any part of its respective present or future undertaking, assets, rights or revenues; or

(ii)	permit or agree to any material variation of the rights attaching to the whole or any part of the Secured Property, other than may result from the licensing to commercial third parties of Intellectual Property Rights in the ordinary course of trading;

(m)	to the extent legally permissible, it will ensure that no more than three months’ worth of operating cash is held by each member of the Group other than the Borrower and, on demand of the Lender upon an Event of Default which is continuing, shall procure that all cash balances held by any member of the Group are immediately transferred to the Borrower’s account;

(n)	other than a Permitted Disposal, it will not, and will procure that no member of the Group will, enter into a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, licence, sub-licence, transfer or otherwise dispose of any asset;

(o)	it will not make any distribution by way of dividend or otherwise howsoever without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed);

(p)	it will not and will procure that no member of the Group will incur any Indebtedness other than Permitted Indebtedness;

(q)	it will use all reasonable endeavours to procure that the Lender or its authorised representatives be allowed all reasonable access and on reasonable notice to its premises and any other location where assets charged pursuant to the Security Documents are located provided that (i) the Lender or its authorised representatives shall only be given such access where the Borrower is permitted to do so by any applicable contracts, laws and other requirements with which the Borrower is required to comply and subject to the Lender or its authorised representatives complying with all applicable security protocols and other requirements and signing any confidentiality undertakings as may reasonably be required and (ii) the Lender shall pay to the Borrower on demand all costs incurred by the Group in repairing any damage caused by the Lender or its authorised representatives;

(r)	it will procure that no other member of the Group will issue shares or other securities of any kind to any person, other than (i) pursuant to employee stock options; (ii) as part of the Borrower’s next financing round following the date of this Agreement; (iii) under any warrant instrument; (iv) in the case of any other member of the Group, to the Lender pursuant to the applicable Security Documents; or (v) where a member of the Group other than the Borrower is issuing such securities to establish or further a joint venture, provided that in relation to such joint venture: (i) the Borrower does not dispose of any Intellectual Property Rights to such joint venture; and (ii) the Borrower’s direct and, if applicable, indirect legal and beneficial interests (whether by way of share capital or otherwise) in that joint venture is secured in favour of the Lender pursuant to one or more Security Documents, each in form and substance satisfactory to it;

(s)	it will, and will procure that each other member of the Group will, notify the Lender in writing if it acquires shares or other interests in or incorporates a company or any other entity within 30 days of that acquisition or incorporation and will, if that company or other entity is, following that acquisition or incorporation, a wholly owned subsidiary of any member of the Group, procure that such company or other entity becomes a party hereto as a guarantor and executes such Security Documents as the Lender may reasonably require as soon as is reasonably practicable thereafter provided always that the terms of such Security Documents are not materially more onerous than those entered into by the Borrower on or about the date of this Agreement;

(t)	subject to the Legal Reservations and to the extent legally permissible in an applicable jurisdiction at the relevant time, it will procure that any member of the Group existing at the time of this Agreement shall, at any time and as soon as reasonably practicable following a request by the Lender, become a borrower, co-borrower, guarantor and/or security provider under the terms of this Agreement on terms reasonably specified by the Lender;

(u)	it will not make any Investments other than Permitted Investments;

(v)	it will, and it will procure that each member of the Group will, comply with all laws and obligations (including, without limitation, all relevant environmental laws, regulations and permits) binding upon it, failure to comply with which would have a Material Adverse Effect;

(w)	it will, and it will procure that each member of the Group will, duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless (i) such payment is being contested in good faith and (ii) such payment can be lawfully withheld and failure to pay and discharge those Taxes would not have a Material Adverse Effect;

(x)	it will, and will procure that each member of the Group will, ensure that:

(i)	in respect of Near India Pvt. Ltd only, all Permitted Investments contributed or paid to any member of the Group are solely used to fund operational expenses (including salaries, rent and other ordinary course of business expenses) and no such proceeds are used for any other purpose (including, for example, acquisitions and capital expenditure); and

(ii)	in respect of any other member of the Group, all Permitted Investments contributed or paid to any member of the Group are solely used to fund operational expenses (including salaries, rent and other ordinary course of business expenses) and capital expenditure in the ordinary course of business and no such proceeds are used for any other purpose (including, for example, acquisitions and capital expenditure outside the ordinary course of business);

(y)	it will, immediately upon becoming aware that any of its shareholders have received any bona fide written offer to acquire or enter into discussions to sell a controlling interest in the Borrower or the Group, or if there is any proposal to change the ultimate holding company of the Group or any member of the Group, inform the Lender of such offer or proposal; and

(z)	subject to Clause 12.1(m) above, it will not lend money to another member of the Group without the Lender’s prior written consent.

13.	Events of Default

13.1	Each of the following is an Event of Default:

(a)	the Borrower fails to pay in the currency and manner provided any amount payable pursuant to a Document when due unless such failure is due to an administrative or technical error and payment is made within 5 Business Days of its due date;

(b)	the Borrower fails to observe or perform any of its obligations under the Documents (other than those referred to in Clause 13.1(a) or under any undertaking or arrangement entered into in connection therewith and, in the case of a failure which is capable of being remedied, within 7 Business Days after it has been notified of the failure to observe or perform the relevant obligation by the Lender, it has not been remedied to the reasonable satisfaction of the Lender;

(c)	any representation, warranty or statement which is made or deemed to be made or repeated by the Borrower in any of the Documents or which is contained in any certificate, statement or notice provided by the Borrower under or in connection with the Documents is or proves to be incorrect or untrue in any material respect when made or deemed to be made or repeated with reference to the facts and circumstances existing at such time provided that no Event of Default will occur under this Clause 13.1(c) if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 7 Business Days after it has been notified of the relevant misrepresentation by the Lender;

(d)	any provision of any of the Documents is or becomes (subject to the Legal Reservations) invalid, unlawful or unenforceable and this becomes materially adverse to the interests of the Lender;

(e)	any member of the Group ceases to carry on the whole or a substantial part of the business it carries on at the date of this Agreement (unless as a result of any transaction permitted under this Agreement or with the prior written consent of the Lender) or any governmental authority expropriates all or a substantial part of the assets of any member of the Group;

(f)	any Material Consent is withdrawn or revoked or expires or is modified or made subject to any condition which has or might reasonably be likely to have a Material Adverse Effect;

(g)	any Indebtedness of any member of the Group in excess of €350,000 is not paid when due or within any applicable grace period or becomes due or capable of being declared due before its stated maturity as a result of any event of default or any provision having a similar effect, unless and only to the extent that such payment is being contested in good faith;

(h)	the Borrower repudiates any of the Documents or does or causes to be done any act or thing evidencing an intention to repudiate any of the Documents;

(i)	at any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its material obligations under the Documents or the subordination created under any subordination document to which the Borrower is a party is or becomes unlawful or any of the material obligations of the Borrower under the Documents are not, or cease to be, legal, valid and binding or any subordination created under the Subordination Document ceases to be legal, valid and binding or is alleged in writing by the Subordinated Creditor (as defined in the Subordination Document) to be ineffective;

(j)	the Borrower is unable to pay its debts as they fall due, suspends or threatens to suspend making payment on any of its debt, or admits its inability to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, or makes a general assignment for the benefit of, or a composition with, its creditors;

(k)	any corporate action, legal proceedings or other procedure or step is taken by any person in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group or for the benefit of creditors generally; or

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group), receiver, administrative receiver, administrator, compulsory manager, trustee in bankruptcy or other similar officer in respect of any member of the Group or any of its assets, provided always that this Clause 13.1(k) shall not apply to any petition for winding up which is frivolous or vexatious and is being contested in good faith and is discharged or dismissed within 14 Business Days of commencement or, if earlier, the date on which it is advertised;

(l)	an encumbrancer takes possession of, or a trustee or administrative or other receiver or similar officer is appointed in respect of, all or any substantial part of the business, undertaking, property, rights, revenues or assets of any member of the Group, or a distress or any other form of execution, is levied or enforced upon or sued out against any such property, rights, revenues or assets or any Security Interest which may for the time being affect any of its assets becomes enforceable or any steps are taken by any person (other than the Lender) to enforce any Security Interest against the property or assets of any member of the Group in each case where the aggregate value of such business, undertaking, property, rights, revenues or assets exceeds €100,000 (or its equivalent in other currencies);

(m)	any proceedings analogous to any of the events specified in paragraphs (j), (k) or (l) of this Clause occurs under the laws of any applicable jurisdiction in relation to any member of the Group;

(n)	an event occurs or circumstances arise that has or might reasonably be likely to have a Material Adverse Effect; and

(o)	any failure by the Borrower, or other member of the Group, to satisfy the conditions specified in Part B to Schedule 1 (Conditions Subsequent) of this Agreement.

13.2	Upon and at any time after an Event of Default, so long as the same is continuing, by written notice to the Borrower the Lender (without prejudice to any of its rights) may:

(a)	declare that any obligation of the Lender to make an Advance shall be terminated whereupon the Total Facility Amount shall immediately be reduced to zero; and/or

(b)	declare that all or part of the Loan together with accrued interest and all other amounts accrued or outstanding under the Documents (including under Clause 7.4) be immediately due and payable, whereupon they shall become immediately due and payable and the Borrower shall forthwith repay them; and/or

(c)	declare that all or part of any amount outstanding under each Facility be payable on demand, whereupon they shall immediately become payable on demand by the Lender (including, if relevant, amounts under Clause 7.4); and/or

(d)	make demand under or enforce any Security held by the Lender for the obligations of the Borrower under the Documents; and/or

(e)	take all other remedies available at law or equity.

13.3	If, in the Lender’s opinion (acting reasonably), any of the cure periods provided for in Clause 13.1 could prejudice the Lender, such that the Lender could receive a decrease in the proceeds recovered from the exercise of its rights under the Security Documents, then the Lender shall be entitled to shorten or cancel any such cure period. The Lender shall provide the Borrower with a written notice detailing the reasons for any such shortening or cancellation.

14.	Indemnities

14.1	The Borrower shall indemnify the Lender on demand from and against any reasonable expense, loss, damage or liability which the Lender shall demonstrate was incurred by it as a consequence of:

(a)	the occurrence of any Event of Default;

(b)	the repayment (or prepayment) of any amount under this Agreement other than on a Repayment Date or in accordance with any prepayment notice given by the Borrower under this Agreement;

(c)	any Advance not being made for any reason (excluding default by the Lender) after a Drawdown Notice has been given for that Advance; or

(d)	otherwise in connection with any breach by the Borrower of this Agreement,

provided always that the indemnity shall not extend to damages directly caused by the Lender’s own gross negligence or wilful misconduct.

14.2	If, for any reason, any payment due under or in connection with this Agreement is made or is recovered in a currency (the ‘payment currency’) other than that in which it is required to be paid under this Agreement (the ‘contractual currency’) then, to the extent that the payment to the Lender (when converted at the rate of exchange on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount due under or in connection with this Agreement, the Borrower, as a separate and independent obligation, shall indemnify fully and hold harmless the Lender against the amount of the shortfall, and for the purposes of this Clause, ‘rate of exchange’ means the rate at which the Lender is able on the relevant date to purchase the contractual currency in London with the payment currency and shall take into account (and the Borrower shall be liable for) any premium and other costs of exchange including any Taxes reasonably and properly incurred by reason of any such exchange.

15.	Taxes

15.1	The Borrower shall make all payments to be made by it under this Agreement or any Document without any Tax Deduction, unless the applicable law requires a Tax Deduction.

15.2	The Borrower shall notify the Lender promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction). The Lender shall notify the Borrower promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction).

15.3	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to the extent necessary to ensure that (after making any Tax Deduction) the Lender receives and retains a net amount equal to the sum which it would have received and so retained if no Tax Deduction had been required.

15.4	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction to the relevant taxation or other authority and any payment required in connection with that Tax Deduction within the time allowed and in the amount required by law and within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.5	Subject to Clause 15.6, the Borrower shall (within thirty days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Document and if the Lender makes, or intends to make a claim under this Clause 15.5, the Lender shall notify the Borrower as soon as is reasonably practicable of the event which will give, or has given, rise to the claim.

15.6	Clause 15.5 shall not apply to:

(a)	Tax imposed on or calculated by reference to the net income received or receivable by the Lender by the law of the jurisdiction:

(i)	of its incorporation; or

(ii)	in which it is treated as resident for Tax purposes; or

(iii)	the office through which the Lender will perform its obligations under this Agreement;

(b)	the extent that such loss, liability or cost is compensated for by an increased payment under Clause 15.3.

15.7	If, following any payment of an additional amount under Clause 15.3 or an amount under Clause 15.5, the Lender shall receive or be granted a credit against or remission for any Tax payable by it, the Lender shall reimburse the Borrower in accordance with this Clause 15.7, to the extent that such reimbursement does not prejudice the retention of the amount of such credit or remission or the right of the Lender to obtain any other relief or allowance which may be available to it. Any such reimbursement shall be limited to such amount as the Lender shall reasonably certify to be the proportion of such credit or remission as will leave it (after making such reimbursement) in no worse after-Tax position than it would have been in had there been no such payment under Clause 15.3 or 15.5. Nothing in this Agreement shall oblige the Lender to rearrange its tax affairs or to disclose to the Borrower any information regarding its tax affairs and computations or shall entitle the Borrower to enquire about the Lender’s tax affairs.

16.	Change in Circumstances

16.1	The Borrower shall, within 10 Business Days of a demand by the Lender, pay to it for the account of the Lender, the amount of any Increased Costs incurred by the Lender as a result of (i) the introduction of or any change in (or the interpretation, application or administration of) any law, regulation, treaty or official directive or (ii) compliance with any law or regulation made or implemented after the date of this Agreement. In this Clause “Increased Costs” means (i) an additional or increased cost or (ii) a reduction of any amount due and payable under this Agreement or the Security Documents, which is incurred or suffered by a Lender in relation to this Agreement and/or the Security Documents. Increased Costs shall exclude (i) anything attributable to the wilful breach by the Lender of any law or regulation, (ii) any costs that could have been avoided if the Lender had acted reasonably to limit such costs, (iii) anything attributable to a Tax Deduction required by law to be made and (iv) anything compensated for under Clause 15.3.

16.2	If it any time it becomes unlawful for the Lender to make, fund, or allow to remain outstanding any Advance or part of the Loan, then the Lender shall promptly after becoming aware of the same deliver to the Borrower a certificate to that effect and shall not be thereafter obliged to make any Advance and, if the Lender so requires in that certificate, the Total Facility Amount shall be reduced to zero and the Borrower shall not later than such date as the Lender specifies (being no earlier than the next Repayment Date to occur after the last day of any applicable grace period permitted by law) repay each Advance together with accrued interest and all other amounts due to the Lender under this Agreement and the Documents.

16.3	If at any time more than one currency or currency unit is recognised by the central bank of, or having jurisdiction in, any country as the lawful currency of that country:

(a)	for so long as the currency in which the obligations under this Agreement are expressed (the ‘express currency’) shall remain so recognised, those provisions and obligations shall remain denominated and paid or satisfied in that currency;

(b)	if the express currency ceases to be so recognised, any reference to that currency shall be translated into and become payable in the currency of that country designated by the Lender; and

(c)	the translation from one currency to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency into the other, rounded up or down by the Lender in the manner officially prescribed in relation to such official rate or, if and to the extent not so recognised or prescribed, in such manner as the Lender may reasonably determine.

16.4	If any change in any currency of a country occurs, this Agreement will be amended to the extent the Lender, after consultation with the Borrower, specifies to be necessary in the light of the change in currency and to put the Lender as far as possible in the same position as it would have been but for such change in currency.

17.	Set-Off

17.1	Upon the occurrence of an Event of Default which is continuing, the Lender may apply any credit balance on any account maintained by the Borrower with the Lender in or towards satisfaction of any sum then due and payable from the Borrower to the Lender. For this purpose the Lender is authorised to purchase (at a market rate of exchange and otherwise on terms reasonably available to the Lender) with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Lender is not obliged to exercise any of its rights under this Clause which shall be without prejudice to and in addition to any rights it may have at law.

18.	Certificates

18.1	Any certificate or determination of the Lender as to any rate of interest, any amount lent by, owing to or paid to the Lender or any other amount payable under this Agreement or any Document, in the absence of manifest error, shall be conclusive evidence of the rate or amount thereof.

19.	Assignment and Transfers

19.1	This Agreement shall be binding upon and enure for the benefit of the parties hereto and their respective successors and permitted assigns.

19.2	The Borrower may not assign, transfer, novate or dispose of any interest in its rights and/or obligations under any of the Documents without the prior written consent of the Lender.

19.3	The Lender may at any time assign, transfer, novate or dispose of any interest in its rights and/or obligations under any of the Documents.

19.4	If the Lender assigns all or any part of its rights or transfers all or any of its obligations as provided in this Clause 19 all relevant references in the Documents to the Lender shall thereafter be construed as references to the Lender and/or its assignee, as relevant, and, in the case of a transfer of all or part of the Lender’s obligations, the Borrower shall thereafter look only to the assignee in respect of that proportion of the Lender’s obligations under this Agreement as corresponds to the obligations assumed by such assignee.

19.5	The Lender may disclose on a confidential basis to any actual or potential person with whom it is proposing to enter, or has entered into, any kind of assignment, transfer, novation, participation or other agreement in relation to this Agreement, such information about the Borrower and its business and financial condition as the Lender may reasonably consider appropriate together with copies of this Agreement and the Documents.

20.	Notices

20.1	All notices, demands or other communications under or in connection with this Agreement shall be in writing and may be given by letter, facsimile or other comparable means of communication:

(a)	to the Lender, at the address specified at the head of this Agreement marked for the attention of the Directors, with a copy to Harbert European Fund Advisors Ltd, Brookfield House, 5th Floor, 44 Davies Street, London W1K 5JA, UK;

(b)	to the Borrower at Near Pte. Ltd., 160 Robinson Road, #20-03 SBF Centre, Singapore 068914 or to the following email address rahul@near.co, marked for the attention of Mr. Rahul Agarwal;

or (in any case) to such other address or facsimile number as the relevant party may notify to the other in accordance with this Clause for such purpose.

20.2	Every notice, demand or other communication will be deemed to be given as follows:

(a)	if personally delivered, at the time of delivery;

(b)	if by letter, at noon on the third Business Day following the day such letter was posted (or in the case of airmail, seven days after the envelope containing the same was delivered into the custody of the postal authorities); and

(c)	if by facsimile transmission or comparable means of communication during the business hours of the addressee on the day of transmission, otherwise on the next following Business Day.

20.3	In proving such service it shall be sufficient to prove that personal delivery was made or that such letter was properly deposited in the post (postage prepaid), addressed and delivered to the postal authorities or in the case of facsimile transmission or other comparable means of communication that a confirming hard copy was provided promptly after transmission.

21.	Remedies and Waivers

21.1	No failure, delay or omission on the part of the Lender to exercise any power, right or remedy shall impair or operate as a waiver thereof nor shall any single or partial or defective exercise by the Lender of any power, right or remedy preclude any other or further exercise of that or any other power right or remedy under this Agreement and no act or course of conduct or negotiation on the Lender’s part or on its behalf shall in any way preclude it from exercising any such power, right or remedy or constitute a suspension or variation of any such power, right or remedy unless and until such power, right or remedy is formally waived.

21.2	The remedies provided in this Agreement to the Lender are cumulative, may be exercised as often as the Lender considers necessary and are in addition to all rights vested or to be vested in it pursuant to the other Documents and rights remedies under the general law. Such rights shall not be capable of being waived or varied otherwise by an express waiver or variation in writing.

22.	Severance

22.1	Each of the provisions of this Agreement is severable and distinct from the others. If at any time one or more provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

23.	Third Parties

23.1	Unless expressly provided to the contrary in this Agreement, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

23.2	Notwithstanding any term of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

24.	Board Observer

24.1	The Lender shall have the right at any time to appoint any one person to be an observer (“Observer”). Any such appointment must be effected by notice in writing to the Borrower by the Lender who may in a similar manner remove any Observer appointed pursuant to this Clause 24, and appoint any person in place of any such Observer so removed, any such appointment or removal to take effect when such notice is received by the Borrower or on such later date (if any) specified in the notice.

24.2	Subject to Clause 24.3, the Observer shall be entitled:

(a)	to receive notice of meetings of directors (and committees of directors) of the Borrower and all other information in respect of such meetings that a director would be entitled to receive and shall be entitled to receive such information (including notices of such meetings) at the same time as the director(s); and

(b)	to attend, observe and speak (but not vote) at meetings of directors (and committees of directors) of the Borrower,

but shall not be a director of the Borrower and shall not be counted in the quorum of any meeting of directors (or committee of directors) of the Borrower.

24.3	The entitlements of the Observer pursuant to Clause 24.2 shall not apply to meetings regarding matters which are highly sensitive and where the participation of the Observer would not be appropriate.

24.4	For the avoidance of doubt, the Lender’s rights under this Clause 24 shall terminate upon the expiry of the Security Period.

25.	Term

25.1	For the avoidance of doubt, this Agreement and all rights and obligations of the parties hereunder shall terminate on the date upon which the Lender (acting reasonably) is satisfied that all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full and no further Secured Liabilities are capable of being outstanding.

26.	Counterparts

26.1	This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts each of which when executed and delivered shall constitute an original, but all the counterparts together shall constitute one and the same agreement.

27.	English Language

27.1	All notices or communications under or in connection with the Documents shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

28.	Law and Jurisdiction

28.1	This Agreement is governed by and shall be construed in accordance with Singapore law.

28.2	The Borrower irrevocably agrees for the exclusive benefit of the Lender that the courts of Singapore shall have the jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement (including any other obligations arising out of or in connection with this Agreement) and for such purposes hereby irrevocably submits to the jurisdiction of such courts.

28.3	Nothing contained in this Clause 28 shall limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of any such proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not (unless precluded by applicable law).

28.4	The Borrower irrevocably waives any objection it may have now or in the future to the courts of Singapore being nominated for the purposes of Clause 28.2 above and agrees not to claim that any such court is not an appropriate or convenient forum.

AS WITNESS this Agreement has been duly executed on the date stated at the beginning of this Agreement.

SCHEDULE 1

Part A – Conditions Precedent to Drawdown Date

In this Schedule “certified” means certified by a director or other duly authorised officer of the Borrower or other relevant person in a certificate of a director or officer (as the case may be) as being a true, complete and up to date copy as at a date no earlier than the relevant Drawdown Date.

1.	A certified copy of the certificate of incorporation, memorandum and articles of association of the Borrower.

2.	A certified copy or extract of the resolutions of the board of directors of the Borrower:

(a)	approving the Warrant Instrument, the Certificate, this Agreement and any other Documents required to be delivered under this Agreement to which it is a party;

(b)	authorising the person(s) executing the same to do so; and

(c)	authorising a person(s) to sign Drawdown Notices and all notices or other communications to be given or made on behalf of the Borrower.

3.	A certified copy or extract of the resolutions of the board of directors of the Borrower approving:

(a)	the allotment and issuance of the Warrants to the Holder pursuant to the Warrant Instrument and the entry of the name of the Holder into the Register in respect thereof;

(b)	the allotment and issuance of the Warrant Shares arising from the exercise or conversion of any of the Warrants;

(c)	the delivery of the Certificate to the Holder for the Warrants; and

(d)	the delivery of a certified copy of the Register to the Holder, updated to show the entry of the Holder’s name as the holder of the Warrants.

4.	Any other documentary evidence satisfactory to the Lender evidencing the allotment and issuance of the Warrant Shares to the Lender.

5.	The Certificate in respect of the Warrants.

6.	Evidence required by the Lender for the purpose of any “know your customer” requirements.

7.	A certificate of the Borrower (signed by a director) confirming that borrowing, guaranteeing and securing the Facilities would not cause any borrowing, guarantee, or security or similar limit binding on the Borrower or any member of the Group to be exceeded, and containing specimen signatures authenticated to the satisfaction of the Lender of each person authorised to sign by the resolutions referred to in paragraph 2 above of this Schedule.

8.	A certificate of the Borrower (signed by a director) certifying that each copy document relating to it specified in this Part A to Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

9.	Each fee payable pursuant to Clause 9 to the extent due and payable.

10.	The Security Documents duly executed by each of the parties thereto other than the Lender accompanied by such notices, assignments, deeds, documents and consents as are required to be delivered under the Security Documents.

11.	All documentation, and/or evidence of all steps required to perfect the security contained in the Security Documents, as the Lender may request and which shall be in such form and substance acceptable to the Lender.

12.	A duly signed letter from a director, authorising the Lender or its solicitors to file the relevant form in respect of any Security Document to which it is a party with such relevant government or regulatory authorities, including but not limited to ACRA, to register any charges created by the respective Security Documents with the statement(s) containing particulars of charge relating thereto (if required).

13.	Share certificates and duly executed stock transfers in blank for all shares issued by each member of the Group other than the Borrower.

14.	The Subordination Document duly executed by each of the parties thereto other than the Lender.

15.	Certified consents or a certified copy or extract of the resolutions of the shareholders of the Borrower as are necessary for the entry by the Borrower into this Agreement and the Documents to which it is a party.

16.	A certified copy or extract of the shareholders’ resolutions of the Borrower approving the allotment and issuance of Warrants and the allotment and issuance of Warrant Shares arising from the exercise of any of the Warrants.

17.	Written waivers by the existing shareholders of the Borrower of their rights of pre- emption, anti dilution rights and other rights in relation to the allotment and issuance of the Warrant Shares by the Borrower to the Lender.

18.	The duly completed Drawdown Notice for that Advance.

19.	A certified copy of the most recent management accounts of the Group.

20.	A certificate of an officer of the Borrower certifying that the conditions relevant to the particular Advance set out in Clause 5 have been satisfied or waived by the Lender.

21.	The Business Plan.

22.	The Funds Flow Statement.

23.	The Group Structure Chart which shows the Group assuming the Closing Date has occurred.

24.	An executed Warrant Instrument and warrant certificate in the agreed form.

25.	An exit waterfall showing the proceeds payable to the Lender or its nominee under the warrant in the case of a theoretical exit at valuations of €120,000,000.

Part B – Conditions Subsequent

1.	Documents and/or evidence in form and substance satisfactory to the Lender that all existing indebtedness granted by the Group or over the Group (other than Permitted Indebtedness) has been fully repaid or discharged no later than 10 Business Days following the Closing Date.

2.	Documents and/or evidence in form and substance satisfactory to the Lender that all existing Security Interests granted by the Group or over the Group (other than Permitted Security Interests) have been fully released or discharged no later than 10 Business Days following the Closing Date.

3.	Copies of all Security Document notices in respect of account banks and insurances only executed, in each case, by the Borrower and provided to the Lender no later than 3 Business Days following the Closing Date.

4.	Documents and/or evidence in form and substance satisfactory to the Lender evidencing the ACRA filing referred to in paragraph 12 of Part A to Schedule 1 hereto by no later than 30 days following the Closing Date.

5.	Documents and/or evidence in form and substance satisfactory to the Lender that any stamp duty liability incurred by the Borrower in connection with the Subordination Agreement has been duly discharged by no later than 30 days following the Closing Date.

SCHEDULE 2

Drawdown Notice

To:	Harbert European Specialty Lending Company II, S.à r.l.
5, Rue Guillaume Kroll L-1882 Luxembourg

For the Attention of: The Directors

Date __________20 ___

Dear Sirs

Re:	Facility Agreement dated 20 (the “Facility Agreement”)

We refer to the Facility Agreement. We wish to draw an Advance under the Facility Agreement as follows:

a)	Facility: [A] / [B]

b)	Proposed Drawdown Date: 20 (or, if that is not a Business Day, the next Business Day);

c)	Amount: €__________

d)	[The proceeds should be credited after deducting all fees and expenses due in accordance with the Facility Agreement].

e)	Bank Account to which proceeds should be credited

Bank:
Account Name:
Sort Code:
Account Number:
IBAN:

We confirm that:

a)	the matters required to be represented and warranted by us pursuant to Clause 11 of the Facility Agreement on the date of this Drawdown Notice are true and correct in all material respects on the date of this Drawdown Notice as if made on such date;

b)	no Event of Default or Potential Event of Default, each as defined in the Facility Agreement, has occurred and is continuing on the date of this Drawdown Notice or would result from the drawing of the proposed Advance; and

c)	each condition to drawdown of the proposed Advance as set out in the Facility Agreement has been fulfilled.

We undertake to inform you:

a)	if an Event of Default or Potential Event of Default occurs before the Drawdown Date in respect of the proposed Advance;

b)	if any representation or warranty made by us pursuant to Clause 11 of the Facility Agreement on the date of this Drawdown Notice ceases to be accurate as at the Drawdown Date of the proposed Advance; or

c)	any condition to drawdown of the proposed Advance ceases to be satisfied.

This Drawdown Notice is irrevocable.

Yours faithfully

______________________

Authorised for and on behalf of

NEAR PTE. LTD

SCHEDULE 3

Group Companies

Company	Jurisdiction of incorporation	Shareholder	Registered Number	Status
Near Pte Ltd	Singapore	Parent	Company Number: 201205693G	Active
Near India Pvt Ltd	India	100% Subsidiary	Corporate Identity Number: U72200KA2009PTC050999	Active
Near Australia Pty Ltd	Australia	100% Subsidiary	ACN: 603 250 862	Active
Near Americas Inc	United States (California)	100% Subsidiary	California Corporate Number: C3763399	Active
Near Japan KK	Japan	100% Subsidiary	Corporate Number: 0100-01- 165993	Under Closure
Near Europe Limited	England and Wales	100% Subsidiary	Company Number: 9857997	Under Closure

SCHEDULE 4

Investments as at the date of this Agreement

Investment Fund	Investment Type	Currency	Amount
Reliance Mutual Fund	Money Market Instruments	INR	35,000,000
XLocations Inc	Strategic Investment	JPY	15,000,000

Signed for and on behalf of	)
NEAR PTE. LTD	)	/s/ Anil Mathews
Name: Anil Mathews
Occupation: Director & CEO

[Signature page to the Loan Agreement]

Signed for and on behalf of	)
HARBERT FUND ADVISORS, INC.	)
as Investment Manager for	)	/s/ John W. McCullough
HARBERT EUROPEAN SPECIALTY	)	John W. McCullough
LENDING COMPANY II, S.À R.L.	)	EVP & General Counsel

[Signature page to the Loan Agreement]